Exhibit 5

[Eagle Life Insurance Company Letterhead]

6000 Westown Parkway

West Des Moines, Iowa 50266

December 28, 2009

Board of Directors

Eagle Life Insurance Company

6000 Westown Parkway

West Des Moines, Iowa 50266

Re:                Eagle Life Insurance Company Offering of Flexible Premium Deferred Indexed Annuity Contracts ; Registration Statement on Form S-1

Ladies and Gentlemen:

In my capacity as the Assistant General Counsel of Eagle Life Insurance Company, an Iowa corporation (the “Company”), I am delivering this opinion in connection with the sale of flexible premium deferred indexed annuity contracts (the “Contracts”) issued by the Company having an aggregate offering price of up to $500,000,000 in accordance with the distribution agreement dated December 1, 2009 between the Company and American Equity Capital, Inc. (the “Distribution Agreement”).

I have participated in the legal review in connection with the registration statement on Form S-1 (File No. 333-160345) ( the “Registration Statement”) that was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 30, 2009 and was amended by Pre-Effective Amendment No. 1 on December 31, 2009 (such pre-effective amendment, including the documents incorporated by reference therein, the “Amended Registration Statement”).  The Amended Registration Statement includes a prospectus (the “Prospectus”) and certain other exhibits relevant to the Contracts.  This opinion is being furnished in accordance with the requirements of Item 601((b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following:

(a)           the Amended Registration Statement;

(b)           the Prospectus;

(c)           an executed copy of the Distribution Agreement;

(d)           a specimen policy form evidencing the Contracts;

(e)           the Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Iowa (the “Articles of Incorporation”);

(f)            the Bylaws of the Company, as certified by Debra J. Richardson, Executive Vice President and Secretary of the Company (the “Bylaws”); and

(g)           certain resolutions of the Board of Directors of the Company as certified by Debra J. Richardson, Executive Vice President and Secretary of the Company.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the practice of law in the State of Iowa.  My opinion set forth herein is limited to the laws of the State of Iowa and United States federal law, and I am expressing no opinion as to the effect of the laws of other jurisdictions.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.        The Company is duly organized and validly existing under the laws of the State of Iowa and is duly authorized by the Insurance Department of the State of Iowa to issue the Contracts.

2.        The Contracts have been duly authorized and when issued pursuant to the Distribution Agreement will be validly issued, fully paid and non-assessable, and will be binding obligations of the Company.

I hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement.  I also consent to the inclusion of my name under the caption “Experts and Counsel” in the Prospectus.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Marla G. Lacey

Marla G. Lacey
Vice President, Associate General Counsel